Exhibit 10.2

LEASE AGREEMENT

between

RBC CENTER II, LLC

(Landlord)

and

RELIANT BANK

(Tenant)

Entered into

as of April 1, 2010

For Space in the RBC Center at

101 Creekstone Boulevard

Franklin, Williamson County, Tennessee 37067

[BRANCH LEASE]

Table of Contents

1.	General Business Terms.			1

	(a	)	Addresses	1
	(b	)	Base Rental	1
	(c	)	Base Rental Adjustment	1
	(d	)	Building	1
	(e	)	Commencement Date	1
	(f	)	Expiration Date	1
	(g	)	First Rental Payment	1
	(h	)	Guarantor(s)	2
	(i	)	Leased Premises	2
	(j	)	Parking	2
	(k	)	Permitted Uses	2
	(1)		Property	2
	(m	)	Renewal Option(s)	2
	(n	)	Total Rentable Area in the Building	2
	(o	)	Security Deposit	2
	(p	)	Tenant Finish Allowance	3
	(q	)	Tenant’s Plan Deadline	3
	(r	)	Tenant’s Rentable Area	3
	(s	)	Common Area Maintenance	3
	(t	)	Property Taxes	3
	(u	)	Insurance	4
	(v	)	Landlord’s Work	4

2.	Term			4
3.	Rent			4
4.	Base Rental Adjustment			5
5.	Sales and Use Tax			5
6.	Security Deposit			5
7.	Tenant Improvements			5
8.	Lease Commission			6
9.	Services to be Furnished by the Landlord			6
10.	Keys, and Locks			7
11.	Graphics			7
12.	Repairs by Landlord			7
13.	Landlord’s Right of Entry			8
14.	Permitted Uses			8
15.	Common Area			9
16.	Laws, Regulations and Rules of Building			9
17.	Care of Leased Premises			9
18.	Repairs and Alterations by Tenant			9
19.	Discharge of Liens			10
20.	ADA Compliance			10
21.	Hazardous Substances			11

ii

22.	Holding Over			11
23.	Landlord’s Right to Substitute Space			12
24.	Peaceful Enjoyment			12
25.	Hold Harmless			12
26.	Limitation of Landlord’s Liability			12
27.	Defaults and Landlord’s Remedies			13
28.	Condemnation			14
29.	Damage and Destruction to the Leased Premises			14
30.	Casualty Insurance			15
31.	Waiver of Subrogation			15
32.	Liability Insurance			15
33.	Subordination and Attornment			16
34.	Mortgagee Protection			16
35.	Estoppel Letter			16
36.	Assignment by Landlord			17
37.	Assignment or Sublease			17
38.	Guarantors			18
39.	Miscellaneous Provisions			18

	(a	)	Amendments	18
	(b	)	Binding Agreement	18
	(c	)	Gender; Captions	18
	(d	)	Governing Law	18
	(e	)	Entire Agreement	18
	(f	)	Severability	19
	(g	)	Payment and Notices	19
	(h	)	Interest of Tenant in the Leased Premises	19
	(i	)	No Recordation	19
	(j	)	Multiple Counterparts	19

40.	Common Area Maintenance, Taxes and Insurance			19

41.	Regulatory Approval			20

iii

LEASE AGREEMENT

This Lease Agreement is dated as of April 1, 2010 between RBC Center II, LLC, a Tennessee limited liability company (“Landlord”), as Landlord and Reliant Bank (“Tenant”), as Tenant. Contemporaneously herewith, Landlord and Tenant are entering into that certain Lease for additional space in the Building for Tenant’s operations center (the “Operations Lease”). Landlord hereby leases to Tenant, and Tenant accepts from Landlord, the Leased Premises hereinafter described in consideration of the following mutual covenants and conditions:

1.	GENERAL BUSINESS TERMS.

(a)	ADDRESSES.

The address of Landlord is 1728 General George Patton Drive, Brentwood, Tennessee 37027. The address of Tenant is 1736 Carothers Parkway, Suite 100, Brentwood, Tennessee 37027.

(b)	BASE RENTAL.

$30.00 per square foot of rentable area on the first floor of the Building, and $30.00 per square foot of rentable area for the drive-thru teller area, each subject to increase by the amount of the Base Rental Adjustment.

(c)	BASE RENTAL ADJUSTMENT.

The increase in Base Rental payable determined as of each anniversary of the Commencement Date of the Lease Term as described in Section 4 of the Lease.

(d)	BUILDING.

The Building located in the RBC Center at 101 Creekstone Boulevard, Franklin, Williamson County, Tennessee 37067.

(e)	COMMENCEMENT DATE.

April 1, 2010.

(f)	EXPIRATION DATE.

The date that is the tenth anniversary of the Commencement Date.

(g)	FIRST RENTAL PAYMENT.

Tenant shall, upon execution of this Lease, pay to Landlord the first month’s Base Rental payment in advance, together with the Security Deposit required under Section 1(o) of this Lease.

(h)	GUARANTOR(S).

None.

(i)	LEASED PREMISES.

4,437 rentable square feet on the first floor of the Building and the drive-thru teller area which the parties deem to contain 500 rentable square feet, which Leased Premises are identified on the floor plan attached hereto as Schedule 1B. The drive-thru teller area contains approximately 2,719 square feet, as shown on Schedule 1B. Despite that, for purposes of computing the rent on the drive-thru teller area, the drive-thru teller area will be deemed to contain 500 rentable square feet.

(j)	PARKING.

Tenant, as well as all other tenants at the Building, and such parties, employees, visitors, agents and invitees, shall have use of the designated parking areas at the Property. Landlord may make, modify and enforce rules and regulations relating to the parking of automobiles at the Property, and Tenant and its employees, guests, agents and invitees utilizing such facilities will abide by such rules and regulations.

(k)	PERMITTED USES.

An office, subject to the terms, conditions, and limitations provided in this Lease.

(l)	PROPERTY.

The property in which the Leased Premises is located is the RBC Center, 101 Creekstone Boulevard, Franklin, Williamson County, Tennessee 37067. The legal description of the property is attached hereto as Schedule 1A and incorporated herein by reference.

(m)	RENEWAL OPTION(S).

Tenant shall have the option to renew the Term of this Lease for one (1) renewal period of ten (10) years, as provided for in this Lease, provided Tenant also agrees to renew the Operations Lease for an identical renewal term. If Tenant renews this Lease and if Tenant concurrently exercises its option to renew the Operations Lease, Landlord and Tenant shall agree upon the new Base Rental of the Leased Premises at least five months before the expiration of the then lease term.

(n)	TOTAL RENTABLE AREA IN THE BUILDING.

23,608 square feet.

(o)	SECURITY DEPOSIT.

None.

(p)	TENANT FINISH ALLOWANCE.

[Intentionally Omitted]

(q)	TENANT’S PLAN DEADLINE.

N/A.

(r)	TENANT’S RENTABLE AREA.

Tenant’s Rentable Area is hereby stipulated to be 4,937 square feet.

(s)	COMMON AREA MAINTENANCE.

The term “Common Area Maintenance” as used in this Lease means all costs and expenses of every kind or nature incurred by Landlord in the operation, maintenance, replacement, and repair of the Building and the Property. Common Area Maintenance shall include, without limitation, the cost of police, security and fire protection services, if provided; mowing, gardening and landscaping; cleaning; repairs and painting; striping, sweeping; lighting (including the cost of electricity and maintenance and replacement of fixtures and bulbs); regulating traffic; rubbish, garbage and other refuse removal; pest control; ice and snow removal; machinery, equipment and supplies used in the operation and maintenance of the Building and the Property and facilities; repair of paving, curbs and walkways; utility and drainage fees and utilities, including telephone, cable, gas, electric, water and sewer charges; the cost to Landlord of personnel to implement this operation, maintenance, replacement, and repair of Building and the Property as provided above (including Worker’s Compensation insurance covering such personnel), and an administrative charge equal to fifteen percent (15%) of the total cost of the foregoing. Landlord and Tenant agree that Landlord shall have the sole discretion to determine whether or not a particular service is advisable and to employ such persons and acquire such equipment as Landlord deems advisable in order to provide and maintain the Building and the Property.

(t)	PROPERTY TAXES.

The term “Property Taxes” as used in this Lease means all ad valorem or other property taxes or special assessments levied by any governmental entity on the Building or the Property, provided, however, that this term shall not include income taxes owed by the owner of the Building and the Property or sales taxes solely based on sales made by businesses operating in the Building or the Property.

(u)	INSURANCE.

The term “Insurance” as used in this Lease means all insurance carried by Landlord with respect to the Building or the Property, including, but not limited to, insurance carried by Landlord pursuant to paragraph 30 of this Lease.

(v)	LANDLORD’S WORK.

Landlord shall construct the Building and the Leased Premises in accordance with Schedule 1C attached hereto and incorporated herein by reference.

2.	TERM.

The term of this Lease (the “Term”) shall commence upon the Commencement Date, and unless sooner terminated as provided for in this Lease, shall continue until the Expiration Date. In the event of any delay on the part of Landlord in making the Leased Premises available for occupancy by Tenant that is not caused by Tenant, the Commencement Date of the Term and the obligation of the Tenant to pay rent on the Leased Premises shall be extended to the date the Leased Premises are ready for occupancy by the Tenant. If such delay is caused by Landlord, the Commencement Date, the obligation of Tenant to pay rent and the Expiration Date shall be extended by the period of such delay. After the Commencement Date, Tenant shall promptly, upon demand, execute and deliver to Landlord the Tenant Acceptance Agreement in the form attached hereto as Schedule 2.

3.	RENT.

(a)	PAYMENT OF RENT.

Tenant shall pay the Base Rental, together with one-twelfth (1/12) of the Base Rental Adjustment, in advance without demand on the First Rental Payment Date and on the first day of each succeeding calendar month during the Term of this Lease. If the Term of this Lease commences on other than the first day of a calendar month or terminates on other than the last day of a calendar month, then the Base Rental and the Base Rental Adjustment for such month or months shall be prorated. Tenant shall also pay as additional rent all such other sums of money as shall become due from and payable by Tenant to Landlord under this Lease. In the event any installment of Base Rental, Base Rental Adjustment, or additional rent due Landlord under this Lease shall not be paid by Tenant within ten (10) days of the date when the same is due, a late charge of ten percent (10%) of the amount of such payment shall be payable by Tenant to Landlord. From and after the date that any such payment shall be thirty (30) days or more past due, it shall bear interest at the maximum rate permitted by applicable law until paid. Tenant further agrees to pay a $25.00 handling fee to Landlord in the event any check drawn on Tenant’s bank account in payment of Base Rental or additional rent is returned as a result of insufficient funds.

(b)	APPLICATION OF TENANT FINISH ALLOWANCE UNDER PRIOR LEASE.

Landlord and Tenant entered into that certain Lease Agreement dated as of April 1, 2009 for the lease of the Leased Premises plus additional space in the Building (the “Prior Lease”). Under the Prior Lease, Tenant was responsible for making all of Tenant’s leasehold improvements, at Tenant’s expense. Upon completion of the improvements in accordance with plans and specifications approved by Landlord and issuance of a use and occupancy permit, Landlord was to pay Tenant a Tenant Finish Allowance in the amount of $15.00 per rentable square foot, which is $270,555.00. Landlord and Tenant agree that Tenant is entitled to the Tenant Finish Allowance under the Prior Lease. In consideration for terminating the Prior Lease and entering into this Lease and a parallel lease for additional space in the Building, Tenant agreed to reduce the amount payable from Landlord as Tenant Finish Allowance by $79,268.34, leaving $191,286.66. Tenant and Landlord hereby agree that the $191,286.66 payable to Tenant by Landlord under the Prior Lease represents 15.5 months of Base Rental, and that in lieu of receiving a Tenant Finish Allowance of such amount, the Base Rental will be zero for the first 15.5 months following the Commencement Date and, beginning July 16, 2011, the Base Rental shall be payable in the amounts set forth herein. There shall be no Tenant Finish Allowance under this Lease.

4.	BASE RENTAL ADJUSTMENT.

The Base Rental Adjustment shall be determined as of each anniversary of the Commencement Date of the Lease Term in the manner hereinafter provided (each such date being hereinafter called an “Adjustment Date,” and each one (1) year period from any given Adjustment Date through the day before the next succeeding Adjustment Date being herein called an “Adjustment Period’). Each such Base Rental Adjustment shall be payable in monthly installments in advance on the first day of every calendar month during the Adjustment Period for which such Base Rental Adjustment was determined. Landlord shall notify Tenant in writing of the monthly amount of the Rental Adjustment for each Adjustment Period as soon as practicable. For each Adjustment Period, the Base Rental Adjustment shall be an amount equal to the difference between (a) the original Base Rental and (b) the amount that the Base Rental would be if increased on each Adjustment Date by two percent (2%) per annum, compounded.

5.	SALES AND USE TAX.

Any sales, use or other tax, excluding corporate excise or income taxes, now or hereafter imposed by the United States of America, the State of Tennessee, or any political subdivision thereof, shall be paid monthly or annually as required as additional Base Rental by Tenant notwithstanding the fact that such statue, ordinance or enactment imposing the same may endeavor to impose the tax on the Landlord, and Tenant’s Base Rental shall be increased by an amount sufficient to pay any such tax or taxes.

6.	SECURITY DEPOSIT.

None.

7.	TENANT IMPROVEMENTS; TENANT FINISH ALLOWANCE.

[Intentionally Omitted.]

8.	LEASE COMMISSION.

Tenant represents and warrants that Tenant has not dealt with any agent or broker in connection with this Lease, and Tenant agrees to indemnify and hold harmless Landlord from any claims of any broker(s) arising from dealings with Tenant in connection with this Lease.

9.	SERVICES TO BE FURNISHED BY THE LANDLORD.

Landlord shall furnish the following services without charge at the proper season during reasonable hours (8:00 a.m. to 6:00 p.m. Monday through Friday inclusive) on normal business days, except legal holidays normally observed in Nashville, Tennessee:

(a) Entry to the Leased Premises during normal working hours on business days. On other days and after normal working hours, Tenant may have entry to the Leased Premises at such times by a key, card key system, or by signing in with a guard, whichever is chosen by Landlord.

(b) Elevator facilities, where applicable.

(c) Hot and cold water at those points of supply provided for general use of other tenants in the Building; central heat and air conditioning, at such temperatures and in such amounts as are considered by Landlord to be standard, but service at times during business days other than normal business hours for the Building, on Saturdays, Sundays and holidays or in an amount considered by Landlord to be in excess of standard (machinery, lighting fixtures or equipment in the Leased Premises having an electrical load in excess of four (4) watts per square foot of Rentable Area or occupancy in excess of one person per 200 square feet of Rentable Area being conclusively presumed to be in excess of standard) to be furnished only upon the request of Tenant, who shall bear the entire cost thereof. Landlord will provide maintenance and electric lighting service for all public areas and special service areas of the Building in the manner and to the extent deemed by Landlord to be standard.

(d) Janitorial service on Mondays—Fridays (except for holidays); provided Tenant shall provide cleaning for any area in the Leased Premises used for storage, preparation, service or consumption of food or beverages on a daily basis and pest extermination on a monthly basis in a manner satisfactory to Landlord.

(e) Electrical facilities and sufficient power for typewriters, voice writers, calculating and duplicating machines, printers, terminals, personal computers, personal computer networks, and other machines of similar low electrical consumption; but not including electricity required for main frame electronic data processing equipment and special lighting in excess of building standards, or any item of electrical equipment which (singly) consumes more than 0.5 kilowatts at rated capacity or requires a voltage other than 120 volts single phase. If Tenant uses any of the services or electrical current as enumerated in subsection (c) in an amount greater than 5,000 watt hours annually per square foot of Rentable Area or such larger amount as may be deemed excessive by Landlord, Landlord reserves the right to charge Tenant as additional rent a reasonable sum as reimbursement for the direct cost of such added services. Any additional equipment, feeders or risers necessary to supply Tenant’s electrical requirements in excess of the amount to be provided by Landlord pursuant to this subsection (e) shall be supplied by Landlord at the expense of Tenant, provided such installations will not, in Landlord’s judgment, overload the electrical system of the Building or entail excessive or unreasonable alterations to the Building or the Leased Premises,

(f) All building standard fluorescent bulb replacement in all areas and all incandescent bulb replacement in public areas, toilet and restroom areas and stairwells.

(g) In the event of disagreement as to the reasonableness of any charge made by Landlord to reimburse Landlord for additional costs to be paid by Tenant pursuant to subparagraphs (c) or (e) hereof the opinion of the appropriate local utility company or a local independent professional engineer reasonably selected by Landlord shall prevail.

Failure by Landlord to any extent to furnish the services described in this Section 9, or any cessation thereof, resulting from the repair or alteration of the Building or causes beyond the reasonable control of Landlord shall not be construed as an eviction of Tenant nor work an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Notwithstanding the foregoing, the Base Rental shall abate proportionately during such time as substantial services shall not be provided to Tenant and Tenant shall be materially inconvenienced thereby in excess of seventy-two (72) hours.

10.	KEYS AND LOCKS.

Landlord shall furnish Tenant with two (2) keys for each corridor door entering the Leased Premises. Additional keys will be furnished at a charge by Landlord on an order signed by Tenant or Tenant’s authorized representative. All such keys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Leased Premises nor shall Tenant change the locks without Landlord’s permission, and Tenant shall not make, or permit to be made any duplicate keys, except those furnished by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys of the Leased Premises and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, installed in the Leased Premises by Tenant.

11.	GRAPHICS.

Landlord shall provide and install, at Landlord’s cost, all letters or numerals on entrance doors to the Leased Premises. All such letters and numerals shall be in the Building standard graphics, and no others shall be used or permitted on the Leased Premises.

12.	REPAIRS BY LANDLORD.

Landlord shall not be required to make any improvements to or repairs of any kind or character in the Leased Premises during the Term of this Lease, except such repairs as may be deemed necessary by Landlord for normal maintenance operations required to maintain the Leased Premises in tenantable condition. The obligation of Landlord to maintain and repair the Leased Premises shall be limited to building standard items. Special leasehold improvements will, at Tenant’s written request, be maintained by Landlord at Tenant’s expense, at a cost or charge equal to the direct costs incurred in such maintenance plus 15% of said cost to cover overhead. Landlord shall be responsible for the operation and maintenance of the Common Area, as hereinafter defined, including, without limitation, the repair and maintenance of all parking areas, driveways, sidewalks, landscaped areas, drainage, lighting facilities, and traffic directional signs and markers within the Common Area, and to keep the same in a clean condition, clearly striped and reasonably free of rubbish, refuse, snow, ice, and dirt. Further, the Landlord shall repair and maintain the structural portions of the Building, including exterior walls and roof.

13.	LANDLORD’S RIGHT OF ENTRY.

Landlord or its agents, representatives or licensees shall have the right to enter into and upon any part of the Leased Premises for the following purposes: (a) to inspect the Leased Premises; (b) to exhibit the Leased Premises to prospective purchasers of the Building or, during the final six (6) months of the Term, to prospective tenants; (c) to clean or make alterations, repairs or renovations to the Leased Premises or the Building; (d) for any purpose which Landlord shall deem necessary for the operations, maintenance, or improvement of the Building and the general welfare and comfort of its tenants; or (e) to abate any condition which constitutes a violation of any covenant or condition of this Lease or of the Rules and Regulations, provided the applicable grace period for Tenant to cure such violation shall have expired. Landlord agrees to make a reasonable effort, at all times, to minimize any disruptions that would adversely affect Tenant’s use and enjoyment of the Leased Premises. Tenant shall not be entitled to any abatement or reduction of rent by reason of the exercise of the foregoing rights on the part of Landlord. Provided however, that because of the strict privacy laws and security requirements that pertain to banks, Landlord and Landlord’s agents or other representatives shall not enter the Premises without at least one employee of Tenant present at all times. Tenant shall make all reasonable efforts to provide access under these conditions upon request.

14.	PERMITTED USES.

Tenant shall use and occupy the Leased Premises for the Permitted Uses and for no other purpose. In no case shall Tenant occupy or use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose that is unlawful or, in Landlord’s sole opinion, disreputable or extra-hazardous on account of fire or other danger, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Property and/or the improvements located thereon or their contents, cause the load upon any floor to exceed the load for which the floor was designed or the amount permitted by law, or use electrical energy exceeding the capacity of the then-existing feeders or wiring installations. Tenant shall further conduct its business and control its agents, employees, invitees, and visitors in such manner as not to create any nuisance or interfere with, annoy, or disturb any other tenant or Landlord in its operation of the Property.

15.	COMMON AREA.

During the term of this Lease, Landlord grants Tenant a non-exclusive license to use and occupy in common with others so entitled, the common area of the Building (hereinafter referred to as the “Common Area”), including, but not limited to, corridors, stairways, elevators, restrooms, lobbies, entranceways, parking areas (subject to payment at scheduled rates), service roads, loading facilities, sidewalks, and other facilities as may be designated from time to time by Landlord subject to the terms and conditions of this Lease.

16.	LAWS, REGULATIONS AND RULES OF BUILDING.

Tenant shall comply with all applicable laws, ordinances, rules and regulations relating to the use, condition or occupancy of the Leased Premises and the Common Area. Tenant shall comply with reasonable rules and regulations as may be adopted or altered by Landlord from time to time for the safety, care and cleanliness of the Leased Premises, Building and Common Area and for preservation of good order therein after receiving notice thereof including, but not limited to, the Rules and Regulations attached hereto as Schedule 16.

17.	CARE OF LEASED PREMISES.

Tenant shall not commit or allow any waste or damage to be committed on any portion of the Leased Premises, and at the termination of this Lease, Tenant shall deliver possession of the Leased Premises to Landlord in as good condition as at date of possession by Tenant ordinary wear and tear or damage resulting from fire or other unavoidable casualty excepted. If Tenant installs improvements in the Leased Premises reasonably determined by Landlord to be special or nonstandard, Landlord may require Tenant to remove such special or non-standard improvements and restore the Leased Premises to its original condition at Tenant’s sole cost and expense upon the termination of this Lease.

18.	REPAIRS AND ALTERATIONS BY TENANT.

Tenant shall, at its own cost and expense, repair or replace any damage or injury done to the Leased Premises or the Building, or the Common Area caused by Tenant, its agents, contractors, servants, employees, invitees, or visitors; provided, however, if Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make such repairs or replacements, and Tenant shall pay the cost thereof to the Landlord on demand as additional rent. No alterations in the Leased Premises or signs visible from outside the Leased Premises shall be made or installed by Tenant without the prior written consent of Landlord, and at Landlord’s election such alterations or additions shall become the property of Landlord upon termination of this Lease, All plans for repairs, replacements, alterations, or installations required or permitted to be made by Tenant shall be subject to the approval of Landlord, which may be subject to any reasonable protections or restrictions designed to preserve the architectural design and structural integrity of the Building and to protect against claims by materialmen and laborers.

19.	DISCHARGE OF LIENS.

(a) Tenant shall not create or permit to be created or to remain, and shall discharge, any lien, encumbrance or charge levied on account of any mechanic’s, laborer’s or materialmen’s lien, or any mortgage, conditional bill of sale, title retention agreement, chattel mortgage or security agreement, or otherwise, resulting from any contract or commitment made by Tenant, which might or does constitute a lien, encumbrance or charge upon the Leased Premises, the Common Area or the Property, or the income therefrom, having a priority or preference over or ranking on a party with the estate, right or interest of Landlord in the Leased Premises, or any part thereof, or the income therefrom, and Tenant will not suffer any other matter or thing whereby the estate, rights and interest of Landlord in the Leased Premises or any part thereof or the income therefrom might be impaired; provided that any such lien, encumbrance or charge may, after the same becomes a lien on the Property, be paid or discharged in accordance with the provisions of paragraph (b) of this section.

(b) If any mechanic’s, laborer’s or materialmen’s lien shall at any time be filed against the Leased Premises or the Property, or any part thereof due to acts or omissions of Tenant, Tenant, within ten (10) days after notice of the filing thereof, shall cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. In the event of default by Tenant under this Lease, then in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor, with interest costs and allowances. In any event if any suit, action or proceedings shall be brought to foreclosure or enforce such lien (whether or not the prosecution thereof was so compelled by Landlord), Tenant shall, at its sole cost and expense, promptly pay, satisfy and discharge any final judgment entered therein, in default of which Landlord, at its option may do so. Any and all amounts so paid by Landlord as in this section provided, and all costs and expenses paid or incurred by Landlord in connection with any or all of the foregoing matters, including, but not limited to, reasonable counsel fees, together with interest thereon at the maximum rate permitted by applicable law from the respective dates of Landlord’s making of such payments, shall be paid by Tenant to Landlord on demand as additional rent under this Lease.

20.	ADA COMPLIANCE.

Tenant assumes all responsibility for compliance of the Leased Premises with any and all applicable laws, regulations and building codes governing non-discrimination and public accommodation laws and commercial facilities (“Public Accommodation Laws”), including without limitation, the requirements of the Americans With Disabilities Act, 42 U.S.C. 12101 et seq. (the “ADA Act”), Public Accommodation Laws and all regulations and promulgations thereunder. Tenant shall complete any and all alterations, modifications, or improvements to the Leased Premises necessary in order to comply with all Public Accommodation Laws during the term of this Lease. Landlord shall be responsible for the compliance of the Building and the Common Area with the provisions of the ADA Act as same may be amended from time to time, excepting, however, the Leased Premises. Each party agrees to indemnify and hold the other wholly harmless from and against any loss, costs, damages, expenses or liabilities, including reasonable attorneys’ fees incurred by the nondefaulting party, arising out of or in connection with the default of such party under this Section 20.

21.	HAZARDOUS SUBSTANCES.

Tenant covenants and agrees that it shall not cause or permit any “Hazardous Substances” (as hereinafter defined) to be placed, held, generated, handled, transported, located or disposed of in, on, about or at the Leased Premises or the Building or any part thereof and that neither the Leased Premises or the Building nor any part thereof shall ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Substances during the Lease Term. Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment and claims of any and every kind whatsoever paid incurred or suffered by, or asserted against, Landlord by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from, the Leased Premises or the Building of any Hazardous Substance (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorney’s fees, costs or any settlement or judgment or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, any so called federal, state or local “Superfund” or “Superlien” laws, statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability, including strict liability, substances or standards of conduct concerning any Hazardous Substance); provided, however, that the foregoing indemnity is limited to matters arising solely from Tenant’s violation of the covenants contained herein. For purposes of this Lease, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (the “EPA”) or the list of toxic pollutants designated by Congress or the EPA or which are defined as hazardous, toxic, pollutant, infectious or radioactive by any other Federal, state or local statute, law, ordinance, code rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereinafter in effect. Without limiting the generality of the foregoing, Hazardous Substances shall include petroleum and petroleum products.

22.	HOLDING OVER.

If Tenant retains possession of the Leased Premises or any part thereof after the termination of this Lease, Tenant shall pay rent (including Base Rental and Base Rental Adjustment) at two hundred percent (200%) the rate payable on the month preceding such holding over computed on a daily basis for each day that Tenant remains in possession. In addition thereto, Tenant shall be liable for and pay to Landlord, all damages, consequential as well as direct, sustained by reason of Tenant’s holding over.

23.	LANDLORD’S RIGHT TO SUBSTITUTE SPACE.

If the Leased Premises is less than a full floor, Landlord reserves the right with Tenant’s consent, which shall not be unreasonably withheld, to substitute other comparable space within the Building for the Leased Premises, provided Landlord pays all reasonable moving expenses of Tenant incident to such substitution.

24.	PEACEFUL ENJOYMENT.

Tenant shall have the right to peacefully occupy, use and enjoy the Leased Premises during the Lease Term, subject to the other terms hereof, provided Tenant pays the rent and other sums herein required to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. No interruption of services or any exercise by Landlord of its rights under this Lease shall be deemed a violation of the foregoing covenant.

25.	HOLD HARMLESS.

Landlord shall not be liable to Tenant or to Tenant’s agents, contractors, servants, employees, customers, invitees, or visitors for any damage to person or property caused by any act, omission or neglect of Tenant or such persons, and Tenant agrees to indemnify and hold Landlord harmless from all liability and claims for any such damage. Tenant shall not be liable to Landlord, or to Landlord’s agents, contractors, servants, employees, customers, invitees, or visitors for any damage to person or property caused by any act omission or neglect of Landlord or such persons, and Landlord agrees to indemnify and hold Tenant harmless from all claims for such damages.

26.	LIMITATION OF LANDLORD’S LIABILITY.

Landlord’s liability to Tenant shall be limited as follows:

(a) Landlord shall not be liable or responsible to Tenant for any injury to person or property occurring in the Leased Premises, the Building or the Common Area unless caused by the act, omission or neglect of Landlord, its agents, contractors, servants, or employees.

(b) Landlord shall not be liable or responsible to Tenant for lost profits, business interruption or any other type of consequential damages caused by the making of repairs or alterations to the Leased Premises, the Building, or Common Area, failure to provide or interruption of services, failure to make repairs, injury to person or property, or otherwise.

(c) All separate and personal liability of Landlord or any officer, director, shareholder, member or partner thereof of every kind or nature, if any, is hereby expressly waived by Tenant and by every person now or hereafter claiming by, through, or under Tenant; and Tenant shall look solely to Landlord’s interest in the Building and the proceeds of any insurance maintained by Landlord in connection with the Building for the payment of any claim against Landlord.

27.	DEFAULTS AND LANDLORD’S REMEDIES.

The following rights and remedies of the Landlord shall be cumulative, and none shall exclude any other right or remedy allowed by law:

(a) If any voluntary or involuntary petition under any section of any bankruptcy act shall be filed by or against Tenant, or any voluntary or involuntary proceeding in any court or tribunal shall be instituted to declare the Tenant insolvent or unable to pay Tenant’s debts, and in the case of an involuntary petition or proceeding, the petition or proceeding is not dismissed within thirty (30) days from the date it is filed, Landlord may elect, upon notice of such election, to terminate this Lease, unless Tenant continues to pay rent and adopts the Lease in such proceeding.

(b) If Tenant defaults in the payment of any installment of the rent and does not cure the default within five (5) days after notice, or if Tenant defaults in the prompt performance of any other provision of this Lease and does not cure such other default within ten (10) days, or forthwith if the default involves a hazardous condition, after written notice by Landlord, or if the leasehold interest of Tenant be levied upon under execution or be attached by process of law, or if Tenant makes an assignment for the benefit of creditors, or if a receiver be appointed for any property of Tenant, or if Tenant abandons or vacates the Leased Premises, Landlord may terminate this Lease and Tenant’s right to possession of the Leased Premises or, without terminating this Lease, forthwith terminate Tenant’s right to possession of the Leased Premises.

(c) Upon any termination of this Lease, or upon any termination of the Tenant’s right to possession without termination of the Lease, Tenant shall immediately vacate the Leased Premises and deliver possession to Landlord.

(d) If Landlord elects to terminate Tenant’s rights to possession only, without terminating this Lease, Landlord may, at Landlord’s option, enter into the Leased Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof without such entry and possession terminating this Lease or releasing Tenant from the obligation to pay the rent hereunder for the full Term. Upon and after entry into possession without termination of this Lease, Landlord may relet the Leased Premises or any part thereof for the account of Tenant for such rent, for such time and upon such terms as Landlord in its sole discretion shall determine, and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. A reletting for a term longer than the then remaining Lease Term shall not constitute an acceptance by Landlord of a surrender of this Lease or a waiver of any of Landlord’s rights hereunder. In any such case, Landlord may make repairs, alterations and additions in or to the Leased Premises, and redecorate the same to the extent reasonably deemed necessary or desirable by Landlord, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expense of the reletting. If the consideration collected by Landlord upon any such reletting for Tenant’s account is not sufficient to pay monthly the full amount of the rent reserved in this Lease, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand.

(e) Any property which may be removed from the Leased Premises by the Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the end of the Lease Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale.

(f) In the event Tenant defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and Landlord places the enforcement of this Lease, or any part thereof, or the collection of any rent due, or to become due hereunder or recovery of the possession of the Leased Premises in the hands of an attorney, or files suit upon the same, Tenant agrees to pay Landlord reasonable attorney’s fees and expenses.

(g) Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either at law or in equity.

(h) A default under the Operations Lease shall be a default under this Lease. In the event of a default under the Operations Lease, Landlord may exercise against Tenant or the Leased Premises all remedies provided for such a default under the Operations Lease.

28.	CONDEMNATION.

If the Leased Premises or Building shall be partially taken or condemned for any public purpose to such an extent as to render a portion of the Leased Premises untenantable, the rental provided for herein shall abate as to the portion rendered untenantable. In the event the whole of the Leased Premises shall be so taken or condemned, this Lease shall terminate as of the date of taking of possession. All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord excepting any award expressly made to Tenant by any governmental authority for the costs of or the removal of Tenant’s stock, equipment and fixtures.

29.	DAMAGE AND DESTRUCTION TO THE LEASED PREMISES.

If the Leased Premises, the Building, or the Common Area is damaged or destroyed by fire or other casualty, cause or condition whatsoever through no fault or neglect of Tenant, its agents, employees, customers, invitees, visitors, or contractors so as to cause the Leased Premises to be untenantable or to make it impossible for Tenant to continue its normal business operations therein, a just proportion of the rent herein reserved shall abate according to the extent the full use and enjoyment of the Leased Premises are rendered impossible by reason of such damage until such time as Landlord makes such portion of the Leased Premises tenantable or usable for Tenant’s normal business operations, as the case may be. If Landlord determines that such damage or destruction cannot be repaired within one hundred and eighty (180) days so as to restore fully Tenant’s use and enjoyment of the Leased Premises, Landlord may, by written notice to the Tenant given within thirty (30) days after such damage, terminate this Lease as to all the Leased Premises as of the date of such destruction, and all rent owed up to the time of such destruction shall be paid by Tenant. If Landlord does not exercise its right to terminate after such damage, Landlord shall proceed with due diligence to restore Tenant’s full use and enjoyment of the Leased Premises within one hundred and eighty (180) days from the date of such destruction.

30.	CASUALTY INSURANCE.

Landlord shall maintain fire and extended coverage insurance on the Building, including additions and improvements by Tenant that are required to be made by Tenant under this Lease and which have become or are to become the property of Landlord upon vacation of the Leased Premises by Tenant, Said insurance shall be maintained with an insurance company authorized to do business in Tennessee in amounts desired by Landlord and at the expense of Landlord and payments for losses thereunder shall be made solely to Landlord. Tenant shall maintain at its expense fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises and on all additions and improvements made by Tenant and not required to be insured by Landlord above, and Tenant shall provide Landlord with a current certificate evidencing such coverage in form reasonably satisfactory to Landlord. If the annual premiums to be paid by Landlord shall exceed the standard rates because of Tenant’s operations, contents of the Leased Premises, or improvements with respect to the Leased Premises beyond building standard, resulting in extra-hazardous exposure, Tenant shall promptly pay the excess amount of the premium upon request by Landlord as additional rent.

31.	WAIVER OF SUBROGATION.

Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waive any and all rights of recovery, claim, action or cause of action, against the other, its agents, officers, or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or to the Building of which the Leased Premises are a part, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies referred to in Section 30 hereof, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and covenants that no insurer shall have any right of subrogation against such other party.

32.	LIABILITY INSURANCE.

Landlord and Tenant shall each maintain comprehensive general public liability insurance against claims for bodily injury, death or property damage occurring in, on or about the parking areas, Building or the Leased Premises in a combined single limit of not less than One Million Dollars ($1,000,000.00). Tenant’s liability insurance shall be effected under policies and with insurers satisfactory to Landlord and Tenant shall furnish Landlord with a certificate evidencing such coverage that shall contain an undertaking by the insurer to give Landlord ten (10) days prior written notice of any modification or cancellation of the coverage afforded by such insurance.

33.	SUBORDINATION AND ATTORNMENT.

Tenant agrees that its rights hereunder shall be subordinate to the lien of any mortgage or mortgages, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Building and to all advances made or hereafter to be made upon the security thereof. Tenant shall, in the event any proceeding is brought for the foreclosure of, or in the event a deed is given in lieu of foreclosure of, any mortgage made by Landlord covering the Building, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease, provided such purchaser elects to adopt this Lease and gives Tenant written notice thereof. Tenant agrees to execute any instruments evidencing such subordination and attornment as may be reasonably required by the holder of any deed to secure debt that encumbers the Building.

34.	MORTGAGEE PROTECTION.

Tenant agrees to give any mortgage and/or deed to secure debt holders, as to all or a portion of the Building, a copy of any notice of default served upon Landlord, provided that prior to such notice, Tenant has been notified in writing (by way of notice or assignment of rents and leases, or otherwise) of the addresses of such mortgage and/or deed to secure debt holders. Tenant agrees not to declare Landlord in default or to exercise any remedies available by virtue of Landlord’s default unless Tenant has given such mortgage and/or deed of trust holders thirty (30) days after receipt of notice of such default or such other amount of time as may be reasonably required to cure such default.

35.	ESTOPPEL LETTER.

Tenant shall at any time, upon not less than ten (10) days’ prior written request from Landlord, its successors or assigns, execute and deliver in form and substance satisfactory to Landlord, its successors and assigns, and any mortgagee or beneficiary under a deed to secure debt affecting the Leased Premises, an estoppel letter certifying:

(a) The date upon which the Lease Term commences and expires;

(b) The date to which rent has been paid;

(c) That Tenant has accepted the Leased Premises and that all improvements have been satisfactorily completed (or if not so accepted or completed, the matters objected to by Tenant);

(d) That the Lease is in full force and effect and has not been modified or amended (or if modified or amended, a description of same);

(e) That there are no defaults by Tenant under the Lease or any existing condition with respect to which the giving of notice or lapse of time would constitute a default;

(f) That Tenant has not received any concession;

(g) That Tenant has received no notice from any insurance company of any defects or inadequacies in the Leased Premises;

(h) That Tenant has no options or rights other than as set forth in this Lease or any amendment thereto described in such letter; and

(i) Such other matters as may be necessary or appropriate to qualify Tenant’s response to any of the foregoing statements or which Landlord may reasonably request.

If such letter is to be delivered to a purchaser of the Building, it shall further include the agreement of Tenant to recognize such purchaser as Landlord under this Lease, and thereafter to pay rent to the purchaser or its designee in accordance with the terms of this Lease, Tenant acknowledges that any purchaser or prospective mortgagee of the Building may rely upon such estopple letter and that Landlord may incur substantial damages by reason of any failure on the part of Tenant to provide such letter in a timely manner.

36.	ASSIGNMENT BY LANDLORD.

Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building. In such event and upon such transfer, no further liability or obligation shall accrue against the assigning Landlord. The parties hereby specifically consent to the assignment of this Lease to the holder of any deed to secure debt that encumbers the Building.

37.	ASSIGNMENT OR SUBLEASE.

In the event Tenant should desire to assign this Lease or sublet the Leased Premises or any part thereof, Tenant shall give Landlord at least thirty (30) days prior notice, which shall specify the terms and effective date thereof. Landlord shall have fifteen (15) days following receipt of such notice to notify Tenant in writing that Landlord elects (a) to terminate this Lease as to the space so affected as of the effective date specified by Tenant in which event Tenant will be relieved on such effective date of all further obligation hereunder as to such space, (b) to permit Tenant to assign or sublet such space, subject, however, to subsequent written approval of the proposed assignee or sublessee by Landlord, or (c) to refuse to consent (with reasonable cause only) to Tenant’s proposed assignment or sublease and to continue this Lease in full force and effect as to the entire Leased Premises, Tenant agrees to reimburse Landlord for attorneys’ fees and expenses incurred by it in connection with its review of such assignment or sublease. If Landlord should fail to notify Tenant in writing of such election within such fifteen (15) day period, Landlord shall be deemed to have elected option (b) above. If Landlord elects to exercise option (b) above, Tenant agrees to provide, at its expense, direct access from the assignment or sublease space to a public corridor of the Building as well as any additional fire-safing required by applicable building codes. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any attempted assignment or sublease by Tenant in violation of the terms and covenants of this paragraph shall be void.

38.	GUARANTORS.

[Intentionally Omitted]

39.	MISCELLANEOUS PROVISIONS.

(a) AMENDMENTS.

This Lease may not be altered or amended, except by an instrument in writing signed by all parties hereto. Tenant agrees that it shall execute such further amendments to this Lease as may be reasonably requested by any future holder of a first mortgage on the Property, provided such amendments do not materially and adversely affect the interest of Tenant under this Lease,

(b) BINDING AGREEMENT.

This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and to the extent assignment may be approved by Landlord under this Lease, Tenant’s successors and assigns.

(c) GENDER; CAPTIONS.

The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other, as the context hereof requires. Captions are included herein for reference only and shall not affect in any way the meaning and construction of this Lease.

(d) GOVERNING LAW.

This Lease shall be governed, construed and enforced in accordance with the laws of the State of Tennessee.

(e) ENTIRE AGREEMENT.

This Lease, and its Rules and Regulations attached to this Lease set forth the entire agreement between Landlord and Tenant.

(f) SEVERABILITY.

The invalidity or unenforceability of a particular provision of this Lease shall not affect the other provisions of this Lease, and this Lease shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(g) PAYMENT AND NOTICES.

All notices, offers, requests, demands, and other communications pursuant to this Lease shall be given in writing by personal delivery, by prepaid first class mail properly addressed with appropriate postage paid thereon, telecopier, facsimile transmission, or overnight delivery, and shall be deemed to be duly given and received on the date of delivery if delivered personally, on the third day after the deposit in the United States Mail if mailed, upon acknowledgment of receipt of electronic transmission if sent by telecopier or facsimile transmission, or on the next day after delivery by overnight courier. Notices shall be sent to Landlord and Tenant at the address specified in Section 1, or to such other address as to which either party may have given the other ten (10) days prior notice. Notwithstanding the foregoing, payments due Landlord under the terms of this Lease shall be deemed to have been duly made only when actually received by Landlord.

(h) INTEREST OF TENANT IN THE LEASED PREMISES.

The Lease shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy or sale.

(i) NO RECORDATION.

Tenant shall not record this Lease without the express written consent of Landlord.

(j) MULTIPLE COUNTERPARTS.

This Lease may be executed in multiple counterparts, each of which shall be deemed an original.

40. TENANT’S PRO RATA SHARE OF COMMON AREA MAINTENANCE, PROPERTY TAXES AND INSURANCE.

Tenant shall pay its pro rata share, which is 20.9%, of increases in the cost of Common Area Maintenance, Property Taxes, and Insurance for the Building and the Property over the Base Year, which Base Year shall be calendar year 2010. The terms Common Area Maintenance, Property Taxes and Insurance shall have the meanings set forth in paragraphs 1(s), 1(t) and 1(u) above, respectively. Landlord may, at its option, estimate the amount that Tenant will owe pursuant to this paragraph, which Tenant will pay in equal monthly installments on the first day of every month in addition to rent. After the end of each lease year, Landlord shall provide to Tenant Landlord’s calculations of the amount owed by Tenant for increases in Common Area Maintenance, Property Taxes and Insurance for that lease year and the monthly payment to be paid by Tenant for the next lease year. If there is any discrepancy between actual increases during the previous lease year and the amount paid by Tenant based on Landlord’s estimate for the previous lease year, Tenant will pay any deficiency to Landlord with the next monthly rent payment and any overage will be used to adjust the estimated payments for the next lease year.

41. REGULATORY APPROVAL.

This Lease is subject to approval by the governmental authorities that regulate Tenant. Tenant agrees to promptly seek such regulatory approval for this Lease including, without limitation, approval of Tenant’s branch application. Should Tenant be unable to secure necessary regulatory approval on or before July 1, 2010, then Landlord and Tenant may, by mutual written consent: (1) extend the date allowed for regulatory approval, and the provisions and terms of this Lease shall remain in full force and effect; or (2) declare this Lease null and void, with neither party having any further obligations to the other hereunder.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing Lease as of the 1st day of April, 2010.

LANDLORD:

RBC Center II, LLC

By: /s/ Shabnam Aminmadani

Title: Chief Manager

TENANT:

Reliant Bank

By: J. Daniel Dellinger

Title: COO/CFO

SCHEDULE 16 TO LEASE AGREEMENT

RULES AND REGULATIONS

Rule 1. Unless otherwise provided in the Lease to which this Schedule is attached, no sign, picture, advertisement, or notice shall be displayed, inscribed, painted or affixed on any part of the outside or inside of the building, or on or about the Leased Premises, except on the glass of the entry door of the Leased Premises, and then only of such color, size, style and materials as shall be first specified by Landlord in writing. No “For Rent” signs shall be displayed by Tenant, and no showcases, obstructions, signs, flags, barber poles, statuary, or any advertising device of any kind whatever shall be placed in front of the Property or in the passageways, halls, lobbies, or corridors thereof by Tenant. Landlord reserves the right to remove all such showcases, obstructions, signs, flags, barber poles, statuary, or advertising devices and all signs other than those provided for, without notice to Tenant and at Tenant’s expense.

Rule 2. Tenant shall not, without Landlord’s written consent, put up or operate any steam engine, boiler, machinery or stove upon the premises, or carry on any mechanical business therein, or use or allow to be used upon the demises oil burning fluids, camphene, kerosene for heating, warming or lighting, or anything (except as may be supplying the building for illuminating the premises). No article deemed extra hazardous on account of fire and no explosives shall be brought into the premises.

Rule 3. Upon the termination of the Lease, Tenant shall surrender to Landlord all keys to the Leased Premises.

Rule 4. Safes, furniture, boxes or other bulky articles shall be carried onto the Property or the Leased Premises only with written consent of Landlord first obtained, and then only by means of the stairways, through the windows of the building, or otherwise as Landlord may in writing direct, and at such times and in such manner and by such persons as Landlord may direct. Safes and other heavy articles shall be placed by Tenant in such places only as may be first specified in writing by Landlord and any damage done to the property, the building or to Tenant or to other persons taking a safe or other heavy article in or out of the Leased Premises, from overloading a floor, or in any other manner shall be paid for by Tenant.

Rule 5. Tenant shall not allow anything to be placed against or near the glass in the partitions, between the Leased Premises and the halls or corridors of the building, which shall diminish the light in, or prove unsightly from the halls or corridors.

Rule 6. Tenant shall not allow anything to be placed on the outside without window ledges of the Leased Premises, nor shall anything be thrown by Tenant or its employees, out of the windows of the building or onto the common areas of the Property.

Rule 7. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweeping, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant.

Rule 8. No bicycle or other vehicle, and no animal shall be brought into the offices, halls, corridors, elevators, or any other parts of the building, by Tenant, its agents or employees.

Rule 9. No person shall disturb the occupants of this or any adjoining building by the use of any musical instruments, unseemly noises, whistling, singing or in any other way.

Rule 10. The entrances, corridors, passages, stairways and elevators shall be under the exclusive control of Landlord and shall not be obstructed, or used by Tenant for any other purpose than ingress to and from the Leased Premises.

Rule 11. Canvassing, soliciting and peddling in the building are prohibited, and Tenant shall cooperate to prevent the same.

Rule 12. All office and other equipment of any electrical or mechanical nature shall be placed by Tenant in the Leased Premises in approved settings to absorb or prevent any vibration noise or annoyance.

Rule 13. There shall not be used in any space, or in the public halls of the building by Landlord or by any jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

Rule 14. Landlord reserves the right in consultation with Tenant to make such other and further reasonable rules and regulations as in its judgment may from time to time be needful for the safety, care and cleanliness of the Leased Premises, and for the preservation of good order therein, and any such other or further rules and regulations shall be binding upon the parties hereto with the same force and effect as if they had been inserted herein at the time of the execution of this Lease.

Rule 15. Tenant shall provide a protective heavy plastic pad under all furniture that is equipped with casters. Tenant shall also provide suitable protection under all planters and flower pots which are placed on the carpeting.

Rule 16. Tenant is to assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant from time of entering the Property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any of said Property or persons resulting from any act in connection with such service performed for Tenant.

Rule 17. Landlord will not be responsible for lost or stolen personal property, equipment, money, or jewelry from the Property, the Leased Premises, or the common areas regardless of whether such loss occurs when an area is locked against entry or not.